EXHIBIT 33



                      FORM OF AMENDMENT TO RIGHTS AGREEMENT


                   AMENDMENT, dated as of October __, 1997, to the Rights Agreement, dated as of November 25, 1992, as amended (the "Rights Agreement"), between Exide Electronics Group, Inc., a Delaware corporation (the "Company"), and First Union National Bank of North Carolina, as Rights Agent (the "Rights Agent").

                   WHEREAS, the Company and the Rights Agent have here-tofore executed and entered into the Rights Agreement;

                   WHEREAS, pursuant to Section 27 of the Rights Agree-ment, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

                   WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and de-livery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                   NOW, THEREFORE, In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

                   1. Section 1, paragraph (a) of the Rights Agreement is hereby amended by adding the following additional sentence to the end of said paragraph:

                   Notwithstanding the foregoing, neither BTR plc ("BTR") nor BTR Acquisition Corp. ("BTR Acquisition") shall be deemed to be an "Acquiring Person" as a result of and to the extent of the acquisition by BTR or BTR Acquisition of shares of Common Stock, Series G Stock and/or warrants to purchase Common Stock pursuant to the terms of the Agreement and Plan of Merger, dated as of October 16, 1997, by and among the Company, BTR and BTR Acquisition, including the "Offer" and "Merger" defined therein or pursuant to the "Stockholder Agreement" referred to therein or the transactions contemplated thereby.


                   2. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Rights Agree-ment.

                   3. This Amendment to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and con-strued in accordance with the laws of such State.

                   4. This Amendment to the Rights Agreement may be executed in any number of counterparts. It shall not be neces-sary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signa-ture of or an behalf of each party appears on one or more of the counterparts. All counterparts shall collectively consti-tute a single agreement.

                   5. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements con-tained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

                   6. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, cov-enants and restrictions of this Amendment to the Rights Agree-ment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invali-dated.

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                   IN WITNESS WHEREOF, the parties hereto have caused
         this Amendment to be duly executed and attested, all as of the date and year first above written.

         Attest:                            EXIDE ELECTRONICS GROUP,
                                            INC.


         By:_________________________       By:_________________________
            Name:                              Name:
            Title:                             Title:


         Attest:                            FIRST UNION NATIONAL BANK OF
                                            NORTH CAROLINA


         By:_________________________       By:_________________________
            Name:                              Name:
            Title:                             Title:


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